Exhibit 99.1

SOURCE: Xun Energy, Inc.

May 08, 2013 08:00 ET

Xun Energy Confirms $15,000,000 Reserve Equity Financing From AGS Capital Group

PORTLAND, OR--(Marketwired - May 8, 2013) - Xun Energy, Inc. (OTCBB: XNRG) (XNRG) announced that the Company has agreed to a $15,000,000 Reserve Equity Financing Facility from AGS Capital Group, LLC, a US based specialist investor group, in order to enable growth with financing for its 30 shallow oil well program with an option for an additional 15 shallow oil well development program in Venango County, Pennsylvania.

Jerry G. Mikolajczyk, President and CEO, stated: "The Reserve Equity Financing is a long term strategic financing partnership that places XNRG in control of how and when we raise equity, minimizing any potential dilution or disruption to our capital structure. XNRG has the discretion to periodically sell common shares at a discount to the market when the prices are attractive to us. That means we decide when the funds are raised and how the funds are utilized. Having AGS Capital Group as a long-term partner reduces financing uncertainty, so we can better focus on achieving our business objectives. The $15 million equity financing provides us with sufficient capital to complete our 30 shallow well program, exercise and complete our option for 15 additional shallow oil wells and provide additional capital to fund the down payment for a 300 to 400 barrels per day producing property."

Mr. Allen Silberstein, Chief Executive Officer of AGS Capital Group, LLC, stated, "I look forward to helping XNRG grow by providing them the funding for their 45 shallow oil well development program in Pennsylvania and the acquisition and development of additional oil producing properties."

About XNRG

Xun Energy, Inc. is an oil operating company in development stage. Its primary assets are located in Venango County, Pennsylvania, USA. The Company's projects will be subject to completing its financing and the success of the drilling and completions program. Additional information may be found at www.xunenergy.com.

About AGS Capital Group, LLC

AGS Capital Group, LLC provides flexible equity and debt financing solutions for growth-stage and small cap public companies as well as private companies looking to go public. AGS Capital Group, LLC invests in public companies around the world listed on most exchanges. AGS Capital Group, LLC performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation. Additional information may be found at www.agscapitalgroup.com

This Press Release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections, and contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that production or other factors pertaining to the oil operations will be sustained at the expected rates or levels over time. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information. the date of this news release, and we undertake no obligation to update this information.

Contact Information

Contact:
Peter Matousek
VP Investor Relations
1-775-200-0505
email: Email Contact